                                                                   Exhibit 10.17


                                CREDIT AGREEMENT


         This Credit Agreement, dated as of March 29, 2000 (this "Agreement"), is between Cabot Microelectronics Corporation, a Delaware corporation (the "Borrower"), and LaSalle Bank National Association, a national banking association (the "Lender").

                             PRELIMINARY STATEMENTS:

         1. The Borrower has requested that the Lender provide the Borrower with an unsecured credit facility under which the Lender would make term loans to the Borrower in an aggregate amount of $17,000,000.

         2. The Lender has agreed to provide such a credit facility on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT:

         In consideration of the premises and the mutual agreements herein contained, the Borrower and the Lender hereby agree as follows:

                            SECTION 1: INTERPRETATION

         1.1 Definitions. When used in this Agreement the following terms have the indicated meanings:

         Affiliate of any Person means (i) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless the context otherwise requires, each reference to an Affiliate in this Agreement is a reference to an Affiliate of the Borrower.

         Agreement has the meaning set forth in the Preamble.

         Applicable Margin means, as of any date of determination, a percentage per annum determined by reference to the Level in effect at such time, as set forth below:


                                          Applicable Margin:
Level                             Eurodollar Rate (Reserve Adjusted)
-----                             ----------------------------------
Level I                                          1.50%
Level II                                         1.75%
Level III                                        2.00%

The Applicable Margin shall change on the effective date of any change in the applicable Level.

        Base Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Lender at its principal place of business in Chicago, Illinois as its prime, base or equivalent rate of interest (whether or not such rate is actually charged by the Lender), which rate is not necessarily the lowest rate of interest charged by the Lender with respect to commercial loans. Any change in the Base Rate announced by the Lender is effective as of the effective date specified in the public announcement by the Lender of such change.

        Base Rate Loan means any Loan bearing interest at the Base Rate.

        Borrower has the meaning set forth in the Preamble.

        Business Day means any day on which the Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day that relates to a Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

        Cabot Dividend means the dividends to be declared and paid by the Borrower to Cabot Corporation in an aggregate amount equal to the lesser of (i) the borrowings under the Loans plus the net proceeds of the Borrower's initial public offering and (ii) Cabot's Corporation's estimated tax basis in the Borrower's capital stock as of the completion of the Borrower's initial public offering.

        Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

        CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, any amendments thereto, any regulations promulgated thereunder and any successor statutes or regulations.

        Change in Control means (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, a "Controlling Person"), other than Cabot Corporation, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 30% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the Borrower or (ii) during any period of up to 24 consecutive months, commencing before or after the Closing Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death, disability or previously established mandatory retirement) to constitute a majority of the board of directors of the Borrower.

        Closing Date means the later of (i) March 29, 2000, and (ii) the date that each of the conditions precedent set forth in Section 9 have been satisfied in full, which date will be set forth in the certificate described in Section 9.1(g).

        Code means the Internal Revenue Code of 1986, any amendments thereto, any regulations promulgated thereunder and any successor statutes or regulations.

        Consolidated Net Income (or Loss) means, with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, computed without giving effect to extraordinary losses or extraordinary gains and any related tax effect.

        Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        Disposal has the meaning set forth in the definition of "Release".

        EBITDA means, for any period, (i) Consolidated Net Income (or Loss) for such period plus (ii) to the extent deducted in determining such Consolidated Net Income (or Loss), (a) consolidated gross interest expense (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) accrued or paid by the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases), determined in accordance with GAAP, (b) provisions for any income or similar taxes paid or accrued by the Borrower and its Subsidiaries, (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind and (d) any other non-cash charges minus (iii) non-cash gains received by the Borrower during such period, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, EBITDA shall be calculated for any period by including the actual amount for such period ending on the date of determination, including the EBITDA attributable to any Person acquired pursuant to a Permitted Acquisition occurring during such period on a pro forma basis for the period from the first day of the applicable period through the date of the closing of each such Permitted Acquisition, utilizing (a) where available or required pursuant to the terms of this Agreement, historical audited or reviewed unaudited financial statements obtained from such acquired Person (and prepared by an accounting firm of national recognition or otherwise reasonably acceptable to the Lender), broken down by fiscal quarter using methodology consistent with GAAP or (b) where audited or reviewed financial statements are unavailable and not required pursuant to the terms of this Agreement, unaudited financial statements reviewed internally by the Borrower, broken down by fiscal quarter using methodology consistent with GAAP.

        Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

        Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

        ERISA means the Employee Retirement Income Security Act of 1974, any amendments thereto, any regulations promulgated thereunder and any successor statutes or regulations.

        Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

        Eurodollar Loan means any Loan bearing interest at the Eurodollar Rate (Reserve Adjusted).

        Eurodollar Office means with respect to the Lender the office or offices of the Lender that shall be making or maintaining the Eurodollar Loans of the Lender hereunder or such other office or offices through which the Lender determines its Eurodollar Rate. A Eurodollar Office of the Lender may be, at the option of the Lender, either a domestic or foreign office.

        Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the offered rate for deposits in Dollars for a period equal or comparable to such Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London time) three Business Days prior to the first day of such Interest Period. "Telerate Page 3750 " means the display designated as "Page 3750 " on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollar deposits).

        Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula:

         Eurodollar Rate     =      Eurodollar Rate
                                    ---------------
        (Reserve Adjusted)         1-Eurocurrency Reserve Percentage

        Event of Default means any of the events described in Section 10.1.

        Funded Debt means, as of the date of determination, Indebtedness for borrowed money and with respect to Capital Leases of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided that for purposes of determining compliance with the covenants set forth in Section 8.4, "GAAP" means such accounting principles as in effect on the Closing Date.

        Hazardous Substance has the meaning set forth in Section 7.20(b).

        Indebtedness of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (iii) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business),
(iv) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (v) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person and s(vi) all liabilities of such Person under any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.

        Interest Period means, as to any Eurodollar Loan, the period commencing on the date such loan is borrowed or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter as selected by the Borrower pursuant to Section 2.2.1; provided that:

        (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

        (ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

        (iii) the Borrower may not select an interest period that would extend beyond the Termination Date.

        Lender has the meaning set forth in the Preamble.

        Level means any of Level I, Level II and Level III. "Level I" means that the Company's Leverage Ratio is less than 1.25 to 1.00 as of the end of the fiscal quarter most recently ended. "Level II" means that the Company's Leverage Ratio is greater than or equal to 1.25 to 1.00 and less than 2.00 to 1.00 as of the end of the fiscal quarter most recently ended. "Level III" means that the

Company's Leverage Ratio is greater than or equal to 2.00 to 1.00 as of the end of the fiscal quarter most recently ended. Any change in a Level will be made upon receipt by the Lender of the applicable compliance certificate delivered under Section 8.1(c) and will be effective three Business Days thereafter.

        Leverage Ratio means the ratio of (i) Funded Debt to (ii) EBITDA.

        Liabilities means all of the Borrower's liabilities, obligations and indebtedness to the Lender for monetary amounts, whether now or hereafter owing, arising, due or payable under this Agreement and any other Loan Document howsoever evidenced, created, incurred, acquired or owing.

        Lien means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

        Loan Documents means this Agreement, the Notes and such other documents as the Borrower or any Subsidiary delivers to the Lender pursuant to the terms of this Agreement.

        Loans means Term Loan A and Term Loan B.

        Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

        Material Adverse Effect means any event that has had or could be reasonably likely to have (i) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, assets, business or properties of the Borrower and its Subsidiaries taken as a whole,
(ii) a material impairment on the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Person (other than the Lender) of any Loan Document.

        Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any member of the Controlled Group may have any liability.

        Notes means Term Note A and Term Note B.

        PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        Permitted Acquisitions means the purchase or other acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any Person, so long as (i) the purchase price of which, together with the aggregate purchase price all other purchases and acquisitions consummated after the Closing Date, does not exceed $60,000,000,
(ii) the purchase price (payable in anything other than capital stock of the Borrower) of which, together with the aggregate purchase price (payable in anything other than capital stock of the Borrower) all other purchases and acquisitions consummated after the Closing Date, does not exceed $30,000,000,
(iii) the Borrower has notified the Lender in writing of such acquisition and such notice gives a reasonably detailed description of the acquisition, (iv) the Borrower has provided the Lender with such other information as the Lender reasonably requests, (v) such acquisition would not subject the Lender to any additional regulatory or third party approvals in connection with the exercise of its rights under this Agreement and the other Loan Documents, (vi) the board of directors and, if required, the shareholders of the Borrower and the Person so acquired have approved the acquisition and such acquisition is otherwise considered "friendly," (vii) to the extent such acquisition is a stock or other equity acquisition, the Person so acquired either guarantees the Liabilities in a manner satisfactory to the Lender or is immediately merged with and into the Borrower or another Person who has guaranteed the Liabilities (with the Borrower or such other Person being the surviving entity), (viii) the Borrower has demonstrated to the satisfaction of the Lender that it is in compliance with the financial covenants and restrictions contained in Section 8.6 both before and immediately after the consummation of such acquisition, (ix) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the consummation of such acquisition and (x) the representations and warranties of the Borrower set forth in Section 7 will be true and correct both before and immediately after the consummation of such acquisition. For purposes of this definition, (a) "purchase price" means the aggregate amount of consideration to be paid to the seller upon the consummation of a Permitted Acquisition (including, without limitation, Indebtedness incurred or assumed in connection therewith and the aggregate amount of all potential earn-out payments, but excluding the aggregate amount of such earn-out payments to the extent determined by the post-acquisition performance of the applicable acquired Person) and (b) capital stock of the Borrower will be valued in a manner consistent with the purchase agreement relating to the Permitted Acquisition or, if no such valuation method exists, the average of the fair market value of such capital stock for the ten Business Days immediately preceding the consummation date of the Permitted Acquisition.

        Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

        RCRA means the Resource Conservation and Recovery Act, any amendments thereto, any regulations promulgated thereunder and any successor statutes or regulations.

        Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

        Responsible Officer means any executive officer of the Borrower, or any other officer of the Borrower designated in writing by the chief executive officer or chief financial officer of the Borrower to the Lender as responsible for overseeing or reviewing compliance with this Agreement or any other Loan Document.

        Revolving Credit Facility means the revolving credit facility provided to the Borrower under a credit agreement to be entered into among the Borrower, certain lending institutions and Fleet National Bank, a national banking association, as agent, or any other revolving credit facility entered into in substitution thereof.

        STEP means the State of Illinois' State Treasurer's Economic Program.

        STEP Rate means a fixed interest rate equal to 1.75% plus (i) until the second anniversary of the Closing Date, 70% of the "two year treasury rate" and
(ii) after the second anniversary of the Closing Date and before the Termination Date, 70% of the "three year treasury rate." For purposes of this definition,
(a) "two year treasury rate" means the rate for U.S. Treasury Bonds maturing over a two year period announced in the Wall Street Journal or any similar publication on the Closing Date and (b) "three year treasury rate" means the rate for U.S. Treasury Bonds maturing over a three year period announced in the Wall Street Journal or any similar publication on the second anniversary of the Closing Date.

        Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have at least 50% of the ordinary voting power for the election of directors or other managers or such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to a Subsidiary in this Agreement is a reference to a Subsidiary of the Borrower.

        Term Loan A has the meaning set forth in Section 2.1.

        Term Loan B has the meaning set forth in Section 2.2.

        Term Note A has the meaning set forth in Section 2.1.

        Term Note B has the meaning set forth in Section 2.2.

        Termination Date means the earlier of (i) the fifth anniversary of the Closing Date (unless extended in writing by the Lender and the Borrower) and
(ii) the date the Liabilities become due and payable under Section 10.2.

        Unmatured Event of Default means any event that, if it continues uncured, will with lapse of time or the giving of notice or both constitute an Event of Default.

        Welfare Plan means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

        1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the words "from" or "commencing on" means

"from and including" and the words "to," "through," "ending on" and "until" each mean "to but excluding."

        1.3 Accounting Terms. Except as otherwise indicated, all accounting terms not specifically defined in this Agreement shall be construed in accordance with, and certificates of compliance with covenants shall be based upon, GAAP.

        1.4 Headings and References. Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement. Any Section or clause references are to this Agreement, unless otherwise specified. References to an annex, schedule or exhibit are, unless otherwise specified, to an Annex, Schedule or Exhibit attached to this Agreement. References in this Agreement and the other Loan Documents or any other agreement include this Agreement and the other Loan Documents and other agreements as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the provisions hereof or thereof. A reference to any law, statute or regulation shall mean that law, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, statute or regulation. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Agreement or any other Loan Document governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement or any other Loan Document. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

        1.5 Construction. Each covenant contained in this Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The term "including" is not limiting and means "including without limitation."

                                SECTION 2: CREDIT

        2.1 Term Loan A. Subject to Section 9, on the Closing Date the Lender will make a term loan ("Term Loan A") to the Borrower in the principal amount of $3,500,000. The obligations in connection with Term Loan A will be evidenced by and payable in accordance with the terms of a promissory note ("Term Note A") made in favor of the Lender, dated as of the Closing Date and in the form of Exhibit A. Term Loan A shall be repaid in full, together with any accrued and unpaid interest thereon, on the Termination Date. Notwithstanding anything in Term Note A or this Agreement to the contrary, the obligations in connection with Term Loan A shall become immediately due and payable as provided in Section
10. No portion of Term Loan A that has been repaid may be reborrowed.

        2.2 Term Loan B. Subject to Section 9, on the Closing Date the Lender will make a term loan ("Term Loan B") to the Borrower in the principal amount of $13,500,000. The obligations in connection with Term Loan B will be evidenced by and payable in accordance with the terms of a promissory note ("Term Note B") made in favor of the Lender, dated as of the Closing Date and in the form of Exhibit A. Term Loan B shall be repaid in quarterly installments of $337,500 on the last Business Day of each calendar quarter (commencing on June 30, 2000), with all remaining outstanding principal of Term Loan B, together with any accrued and unpaid interest thereon, payable on the Termination Date. Notwithstanding anything in Term Note B or this Agreement to the contrary, the obligations in connection with Term Loan B shall become immediately due and payable as provided in Section 10. No portion of Term Loan B that has been repaid may be reborrowed.

        2.3 Various Types of Loans. Unless eligible for the STEP Rate as described in Section 3.1(i)(a), each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Borrower shall specify on the Closing Date or in a related notice of conversion pursuant to Section 2.4. Eurodollar Loans having the same Interest Period are sometimes called a "group" or collectively "groups". Base Rate Loans and Eurodollar Loans may be outstanding at the same time; provided that (i) not more than seven different groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each group of Eurodollar Loans shall at all times be at least $1,000,000 and an integral multiple of $500,000.

        2.4 Conversion and Continuation Procedures. (a) Subject to Section 2.3, the Borrower may, upon irrevocable written notice to the Agent in accordance with Section 2.4(b):

        (i) elect, as of any Business Day, to convert any Loans (or, in the case of Loans being converted into Eurodollar Loans, any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) into Loans of the other type; or

        (ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period.

        (b) The Borrower shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of Eurodollar Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

        (i)    the proposed date of conversion or continuation;

        (ii) the aggregate amount of Loans to be converted or continued;

        (iii) the type of Loans resulting from the proposed conversion or continuation; and

        (iv) in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

        (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective on the last day of such Interest Period.

        (d) Any conversion of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 6.4.

                            SECTION 3: INTEREST; FEES

        3.1 Interest Rates. The Borrower promises to pay interest on the unpaid principal amount of the Loans for the period commencing on the Closing Date until the Loans are paid in full as follows:

        (i) with respect to Term Loan A, (a) so long as the Borrower remains eligible to receive funds from STEP and so long as funds in an amount at least equal to the then outstanding principal amount of the Term Loan remain on deposit with the Lender at the interest rates contemplated by STEP on the Closing Date for purposes of funding the Borrower under STEP, at the STEP Rate or (b) during any period of Term Loan A that the Borrower is ineligible, as determined by the State of Illinois' State Treasurer's Economic Program, to receive funds from STEP or the State of Illinois ceases to maintain funds on deposit with the Lender in the amounts and at the rates contemplated by clause (i)(a) above for purposes of funding the Borrower under STEP, at the rate set forth for Term Loan B in clause (ii) below;

        (ii) with respect to Term Loan B, (a) for such portion of such Loan that is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect and (b) for such portion of such Loan that is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) from time to time in effect plus the Applicable Margin;

provided that at any time an Event of Default exists the interest rate applicable to the Loans shall be increased by 2.00%.

        3.2 Interest Payment Dates. Accrued interest on Term Loan A (to the extent calculated at the STEP Rate) and each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter and at the Termination Date. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at the Termination Date. After the Termination Date, accrued interest on all Loans shall be payable on demand.

        3.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Lender. Each determination of the applicable Eurodollar Rate by the Lender shall be conclusive and binding upon the Borrower in the absence of demonstrable error. The Lender shall upon written request of the Borrower deliver to the Borrower a statement showing the computations used by the Lender in determining any applicable Eurodollar Rate hereunder.

        3.4 Computation of Interest. All computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

        3.5 Closing Fee. On the Closing Date, the Borrower will pay to the Lender a fully earned and nonrefundable closing fee of $25,000.

                             SECTION 4: PREPAYMENTS

        The Borrower may from time to time prepay the Loans in whole or in part; provided that the Borrower shall give the Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

                  SECTION 5: MAKING OF PAYMENTS; SETOFF; TAXES

        5.1 Making of Payments. All payments on the Liabilities (including any costs and expenses arising under Section 6) shall be made by the Borrower to the Lender in immediately available funds at the office specified by the Lender not later than 11:00 A.M., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Lender on the next following Business Day.

        5.2 Application of Certain Payments. Each payment of principal shall be applied to the Loans as the Borrower shall direct by notice to be received by the Lender on or before the date of such payment or, in the absence of such notice, as the Lender shall determine in its discretion. After an Event of Default has occurred and is continuing, the Lender may apply any payments as the Lender shall determine in its sole discretion.

        5.3 Due Date Extension. If any payment on the Liabilities falls due on a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

        5.4 Setoff. The Borrower agrees that the Lender has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Lender may apply to the payment of any obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender.

        5.5 Taxes. All payments of principal of and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender's net income or receipts (all nonexcluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

        (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

        (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

        (iii) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalty, interest and expense) as is necessary so that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had such Taxes not been asserted. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

                           SECTION 6: INCREASED COSTS;
                     SPECIAL PROVISIONS FOR EURODOLLAR LOANS

        6.1 Increased Costs. (a) If, after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any Eurodollar Office of the Lender) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

        (i) shall subject the Lender (or any Eurodollar Office of the Lender) to any tax, duty or other charge with respect to the Eurodollar Loans, the Notes or the Lender's obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Eurodollar Loans or any other amounts due under this Agreement in respect of the Eurodollar Loans or the Lender's obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of the Lender or its Eurodollar Office imposed by the jurisdiction in which the Lender's principal executive office or Eurodollar Office is located);

        (ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (or any Eurodollar Office of the Lender); or

        (iii) shall impose on the Lender (or its Eurodollar Office) any other condition affecting the Eurodollar Loans, the Notes or the Lender's obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to or to impose a cost on the Lender (or any Eurodollar Office of the Lender) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by the Lender (or its Eurodollar Office) under this Agreement or under any Note, then upon demand by the Lender, the Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction.

        (b) If the Lender shall determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's or such controlling Person's capital as a consequence of the Lender's obligations hereunder to a level below that which the Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or such controlling Person for such reduction.

        6.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

        (i) deposits in Dollars (in the applicable amounts) are not being offered to the Lender in the interbank eurodollar market for such Interest Period, or the Lender otherwise determines (which determination, if made in good faith, shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

        (ii) the Eurodollar Rate (Reserve Adjusted) as determined by the Lender will not adequately and fairly reflect the cost to the Lender of maintaining or funding such Eurodollar Loans for such Interest Period or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement;

then the Lender shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (a) the Lender shall be under no obligation to make Eurodollar Loans and (b) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

        6.3 Changes in Law Rendering Eurodollar Loans Unlawful. If any change in (including the adoption of any new) applicable law or regulation, or any change in the interpretation of applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Lender cause a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund Eurodollar Loans, then the Lender shall promptly notify the Borrower and, so long as such circumstances shall continue, (i) the Lender shall have no obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan of the Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

        6.4 Funding Losses. The Borrower hereby agrees that upon demand by the Lender, the Borrower will indemnify the Lender against any net loss or expense that the Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain any Eurodollar Loan) as a result of any payment or prepayment of any Eurodollar Loan (including any conversion of any such Eurodollar Loan into a Base Rate Loan) on a date other than the last day of an Interest Period for such Loan. For this purpose, all notices to the Lender pursuant to this Agreement shall be deemed to be irrevocable.

        6.5 Right of Lender to Fund through Other Offices. The Lender may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of the Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Lender and the obligation of the Borrower to repay such Loan shall nevertheless be to the Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

        6.6 Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

        6.7 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Lender pursuant to Section 6.1, 6.2, 6.3 or 6.4 shall be conclusive absent manifest error. The Lender may use reasonable averaging and attribution methods in determining compensation under Sections 6.1 and 6.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

                    SECTION 7: REPRESENTATIONS AND WARRANTIES

        To induce the Lender to enter into this Agreement and to induce the Lender to make the Loans, the Borrower represents and warrants to the Lender that, as of the Closing Date:

        7.1 Organization. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower is in good standing and is duly qualified to do business in the States of California, Colorado, Illinois, Indiana and Texas, the Commonwealth of Massachusetts and each other jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure so to qualify would not have a Material Adverse Effect.

        7.2 Authorization; No Conflict. The Borrower is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies under this Agreement and the Borrower is and will continue to be duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Borrower of this Agreement and of each Loan Document to which it is a party, and the borrowings by the Borrower under this Agreement, do not and will not (i) require any consent or approval of any governmental agency or authority that has not been obtained or (ii) conflict with (a) any provision of law, (b) the articles of incorporation or by-laws of the Borrower, (c) any material agreement binding upon the Borrower or its properties or assets or (d) any court or administrative order or decree applicable to the Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

        7.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

        7.4 Financial Condition. The audited financial statements of the Borrower as of and for the fiscal years ended September 30, 1998, and September 30, 1999, and unaudited financial statements of the Borrower for the portion of fiscal year 2000 up to and including December 31, 1999, copies of which have been furnished prior to the Closing Date to the Lender, fairly present in all material respects the assets, liabilities, revenues, expenses and cash flows of the Borrower as of the dates thereof and the results of operations for the periods covered thereby. The Borrower has no liability or unusual or long-term commitment that might have a Material Adverse Effect and that is not reflected in the financial statements referred to above.

        7.5 No Material Adverse Change. Since September 30, 1999, there has been no event that has had or could be reasonably likely to have a Material Adverse Effect.

        7.6 Litigation and Contingent Liabilities. Except as set forth in
Schedule 7.6, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower's knowledge, threatened against the Borrower or any Subsidiary which might reasonably be expected to have a Material Adverse Effect. There are no injunctions or temporary restraining orders (either pending or, to the Borrower's knowledge, threatened) that would prohibit the making of Loans. Other than any liability incident to such litigation or proceedings, neither the Borrower nor any Subsidiary has any contingent liabilities not listed on Schedule 7.6 or permitted by Section 8.7.

        7.7 Taxes. The Borrower has filed, has caused to be filed or has been included in all tax returns (federal, state, local, foreign and other material tax returns) required to be filed by or on behalf of the Borrower and has paid or caused to be paid all taxes and other governmental charges due for the periods covered thereby, including interest and penalties, other than any such taxes or charges (i) for which a timely and proper extension has been obtained and (ii) that are being contested in good faith and by proper proceedings and as to which appropriate reserves (in the reasonable judgment of the Lender) are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors. The reserves for taxes reflected on the balance sheets of the Borrower submitted to the Lender in accordance with the terms of Section 8.1 will be adequate in amount in accordance with GAAP for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower accrued through the date of such balance sheet.

        7.8 Information. All information heretofore or contemporaneously with this Agreement furnished in writing by the Borrower to the Lender for purposes of or in connection with this Agreement and the transactions contemplated by this Agreement is, and all written information hereafter furnished by or on behalf of the Borrower or any Subsidiary to the Lender pursuant to this Agreement or any other Loan Document or in connection with this Agreement will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

        7.9 Solvency. On the Closing Date, and immediately prior to and after giving effect to the issuance of the Loans and the use of the proceeds thereof,
(i) the Borrower's assets will exceed its liabilities and (ii) the Borrower will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

        7.10 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Borrower of any Indebtedness under this Agreement or under any other Loan Document. No contract or other agreement to which the Borrower or any Subsidiary is a party has been terminated or breached by the Borrower or any Subsidiary if such termination or breach could have a Material Adverse Effect.

        7.11 Use of Proceeds. The Borrower will apply the proceeds of the Loans under this Agreement to (i) partially finance the construction of a manufacturing and distribution center in Aurora, Illinois and (ii) make the Cabot Dividend.

        7.12   Subsidiaries.  The Borrower has no Subsidiaries.

        7.13 Ownership of Properties; Liens. Except as permitted pursuant to
Section 8.8, each of the Borrower and each Subsidiary owns good title to all of its personal properties and assets, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like).

        7.14 Intellectual Property. Except as set forth in Schedule 7.14, the Borrower and each of its Subsidiaries owns and possesses or has a license or other right to use all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Borrower and its Subsidiaries as conducted on the Closing Date, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

        7.15 Insurance. Set forth on Schedule 7.15 is a complete and accurate summary of the property and casualty insurance program of the Borrower and its Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Borrower or any Subsidiary).

        7.16 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

        7.17 Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        7.18 Securities Matters. The making of the Loans, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of any federal or state securities statutes, rules or regulations, or any order issued by the Securities and Exchange Commission (collectively, the "Securities Laws"). The Borrower agrees to indemnify the Lender and hold the Lender harmless from the claims of any Persons in connection with any of the Securities Laws and relating to the making of the Loans or the transactions contemplated by this Agreement and the other Loan Documents.

        7.19 Pension and Welfare Plans. (a) Except as set forth in Schedule 7.19, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty. The Borrower has no contingent liability with respect to any post-retirement benefit under a Welfare

Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

        (b) Except as set forth in Schedule 7.19, all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

        7.20   Environmental Matters.

        (a) To the best of the Borrower's knowledge, neither the Borrower nor any Subsidiary, nor any operator of the Borrower's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under RCRA, CERCLA, the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which might reasonably be expected to have a Material Adverse Effect.

        (b) Except for matters arising which would, individually, be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary has received notice from any third party, including any federal, state or local governmental authority (i) that any one of them has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C.
Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances"), which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law, (iii) that the Borrower or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law or (iv) of any Environmental Claim.

        (c) Except as set forth on Schedule 7.20, (i) no portion of any real property or other assets of the Borrower or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrower, any Subsidiary or the operators of any real property of the Borrower or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws, (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Borrower or any Subsidiary, which might reasonably be expected to have a Material Adverse Effect, (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any real property or other assets of the Borrower or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect and (v) any Hazardous Substances generated by the Borrower and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

        7.21 Labor Matters. Neither the Borrower nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

        7.22 Year 2000 Issues. The computer systems in the Borrower's business are capable of the following before, during or after January 1, 2000 ("Year 2000 Compliant"): (i) handling date information involving all and any dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operating accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) responding to and processing two digit year input without creating any ambiguity as to the century; and (iv) storing and providing date input information without creating any ambiguity as to the century.

        7.23 Survival of Warranties. All representations contained in this Agreement and the other Loan Documents survive the execution and delivery of this Agreement.

                              SECTION 8: COVENANTS

        Until the Termination Date and thereafter until all Liabilities of the Borrower are paid in full, the Borrower agrees that it will:

        8.1 Reports, Certificates and Other Information. Furnish to the Lender:

        (a) promptly when available and in any event within 120 days after the close of each fiscal year (i) a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such fiscal year, audited by an accounting firm reasonably acceptable to the Lender and (ii) consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidating statement of earnings for the Borrower and its Subsidiaries for such fiscal year, together with a comparison of the preceding fiscal year, certified by a Responsible Officer of the Borrower;

        (b) promptly when available and in any event within 45 days after the end of each fiscal quarter (except the last fiscal quarter) of each fiscal year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of earnings for such fiscal quarter and for the period beginning with the first day of such fiscal year end ending on the last day of such fiscal quarter, together with a comparison with the corresponding period of the previous fiscal year, certified by a Responsible Officer of the Borrower;

        (c) contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 8.1(a) and each set of quarterly statements pursuant to Section 8.1(b), so long as any Liabilities are outstanding at such time, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statement and signed by a Responsible Officer of the Borrower, containing a computation of each of the financial ratios and restrictions set forth in Section 8.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it;

        (d) promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Affiliate of the Borrower filed with the Securities and Exchange Commission (the "SEC"); copies of all registration statements of any Affiliate of the Borrower filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally (in each case only to the extent such reports or filings include or incorporate the financial results of the Borrower or any Subsidiary);

        (e) promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

               (i) the occurrence of an Event of Default or an Unmatured Event of Default;

               (ii) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender that has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any Subsidiary or to which any of the properties of any thereof is subject that might reasonably be expected to have a Material Adverse Effect;

               (iii) the institution of any steps by any member of the
                     Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

               (iv) any cancellation or material change in any insurance maintained by the Borrower or any Subsidiary; or

               (v) any event (including (a) any violation of any Environmental Law or the assertion of any Environmental Claim or (b) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect;

        (f) promptly upon the request of the Lender, copies of all detailed financial and management reports submitted to the Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrower;

        (g) promptly from time to time, copies of any notices (including, without limitation, notices of default or acceleration) received from any holder or trustee of, under or with respect to any Indebtedness; and

        (h) from time to time such other information concerning the Borrower, its Subsidiaries and its Affiliates, as the Lender may reasonably request.

        8.2 Maintenance of Existence. Maintain and preserve, and cause each Subsidiary to maintain and preserve, (i) its existence and good standing in the jurisdiction of its organization and (ii) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing could not have a Material Adverse Effect).

        8.3 Compliance with Laws; Payment of Taxes and Liabilities. (i) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws (including Environmental Laws), rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

        8.4 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities (including business interruption insurance), as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 7.15 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Lender, furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and its Subsidiaries.

        8.5 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP. The Borrower shall permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower authorizes such independent auditors to discuss such financial matters with the Lender or any representative thereof), and to examine (and, at the expense of the Borrower or the applicable Subsidiary, photocopy extracts from) any of its books or other records.

        8.6    Financial Covenants.

        (i) Not permit the ratio of (a) the sum of (i) the Borrower's investments described in Sections 8.11(ii) and 8.11(iii), plus
               (ii) the Borrower's right to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance, in each case to the extent classified as current assets under GAAP, to (b) current liabilities (as determined according to GAAP) plus all outstanding revolving loans under the Revolving Credit Facility to be, on a consolidated basis, less than 1.25 to 1.00 at any time.

        (ii) Not permit its Leverage Ratio to be greater than 2.25 to 1.00 at any time, as measured on the last day of each fiscal quarter of the Borrower on a consolidated basis for the four consecutive fiscal quarters most recently ended.

        (iii) Not permit the ratio of (a) the sum of (1) Consolidated Net Income (or Loss) for such period plus (2) to the extent deducted in determining such Consolidated Net Income (or Loss), (A) consolidated gross interest expense (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) accrued or paid by the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases), determined in accordance with GAAP and (B) provisions for any income or similar taxes paid or accrued by the Borrower and its Subsidiaries minus (3) non-cash gains received by the Borrower during such period, in each case determined on a consolidated basis in accordance with GAAP, to (b) the consolidated gross interest expense (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) accrued or paid by the Borrower and its Subsidiaries (including all imputed interest on Capital Leases), determined in accordance with GAAP, to be less than 3.00 to 1.00, as measured on the last day of each fiscal quarter of the Borrower on a consolidated basis for the four consecutive fiscal quarters most recently ended.

        (iv) Not permit Consolidated Net Income (or Loss) of the Borrower and its Subsidiaries to be greater than (a) for any fiscal quarter, ($7,500,000) and (b) for any two consecutive fiscal quarters, ($10,000,000); it being understood that, by way of example, ($2,000,000) is greater than ($1,000,000).

        8.7 Limitations on Indebtedness. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

        (i)    obligations in respect of the Loans;

        (ii) (a) Indebtedness incurred in connection with the acquisition after the Closing Date of any real or personal property by the Borrower or such Subsidiary or under any Capital Lease; provided that the aggregate principal amount of such Indebtedness shall not exceed $5,000,000 outstanding at any time, (b) unsecured Indebtedness incurred under the Revolving Credit Facility; provided that the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 outstanding at any time and (c) Indebtedness incurred or assumed in connection with Permitted Acquisitions;

        (iii) Indebtedness of Subsidiaries owed to the Borrower and unsecured Indebtedness of the Borrower to owed to Subsidiaries; and

        (iv) Indebtedness listed on Schedule 8.7.

        8.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

        (i) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;

        (ii) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP;

        (iii) (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; provided that any such Lien attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired;

        (iv) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $5,000,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

        (v) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary; and

        (vi) Liens identified on Schedule 8.8.

        8.9 Mergers, Consolidations, Sales. Will not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets other than (i) sales in the ordinary course of business of obsolete, damaged or worn-out equipment and inventory and (ii) Permitted Acquisitions.

        8.10 Inconsistent Agreements; Negative Pledge. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (i) be violated or breached by any borrowing of a Loan under this Agreement or by the performance by the Borrower or any Subsidiary of any of its obligations under this Agreement or under any other Loan Document, (ii) prohibit the Borrower or any Subsidiary from granting to the Lender a Lien on any of its assets (except in connection with the Revolving Credit Facility) or (iii) create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by the Borrower or any other Subsidiary, or pay any Indebtedness owed to the Borrower or any other Subsidiary, (b) make loans or advances to the Borrower or (c) transfer any of its assets or properties to the Borrower.

        8.11 Advances and Other Investments. Not, and not permit any Subsidiary to, make, incur, assume or suffer to exist any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to Indebtedness in respect of obligations of such other Person, except (without duplication) the following:

        (i)    Permitted Acquisitions;

        (ii) (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government (or, in the case of foreign operations, any country that is a member of the OECD) or any agency of the foregoing, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Lender or its Affiliates) rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc.,
               (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight federal funds transactions that are issued or sold by the Lender or its Affiliates or by a commercial banking institution that is a member of the Federal Reserve System (or, in the case of foreign operations, a commercial banking institution organized under the laws of a country that is a member of the OECD) and has a combined capital and surplus and undivided profits of not less than $500,000,000 or (d) any repurchase agreement entered into with the Lender (or other commercial banking institution of the stature referred to in clause (c) above) which (1) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (2) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender (or other commercial banking institution) thereunder;

        (iii)  bank deposits and balances in the ordinary course of business;
               and

        (iv) investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors.

        8.12 Restricted Payments. Not, and not permit any Subsidiary to, without the prior written consent of the Lender, (i) issue any equity securities of the Borrower or any Subsidiary in an offering of equity securities registered under the Securities Act of 1933, (ii) make any distribution to any of its shareholders, (iii) pay any management fees or similar fees to Cabot Corporation or any Affiliate thereof or (iv) set aside funds for any of the foregoing, in each case other than (a) issuance of equity securities of the Borrower in connection with the initial public offering of such securities, (b) advances to its employees in connection with expense reimbursements in the ordinary course of business, (c) management fees to Cabot Corporation or any Affiliate thereof under the management agreement among such parties as in effect on the Closing Date, (d) dividends or distributions to the Borrower's shareholders in an amount, determined in the aggregate for all such dividends or distributions made in any fiscal year, not to exceed 50% of the Borrower's Consolidated Net Income (or Loss) for such fiscal year and (e) the Cabot Dividend.

        8.13 Transactions with Affiliates. Except as set forth in Schedule 8.13, not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Borrower and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

        8.14 Restriction of Amendments to Revolving Credit Facility. Not amend or otherwise modify, or waive any rights under, any agreement or instrument relating to the Revolving Credit Facility if any such amendment, modification or waiver would (i) increase the rate of interest (other than with respect to the application of a default rate of interest), the fees (other than in respect of amendment and waiver fees charged in the ordinary course of business) or any prepayment premiums payable with respect to the Revolving Credit Facility, (ii) add or change any covenants or events of default in a manner materially more restrictive to the Borrower or any Subsidiary, (iii) impose any express restrictions on the Borrower's ability to make payments on the Liabilities or (iv) would give the agent or lenders under the Revolving Credit Facility an express Lien on the assets of the Borrower or any Subsidiary.

        8.15 Compliance with STEP. Use its reasonable efforts to comply with the requirements of STEP and maintain its eligibility to participate in STEP.

        8.16 Use of Proceeds. Use the proceeds of the Loans solely to (i) partially finance the construction of a manufacturing and distribution center in Aurora, Illinois and (ii) make the Cabot Dividend; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

        8.17 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

        8.18 Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any Subsidiary, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply in all material respects with any valid federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

        (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

        8.19 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary, or as the Lender may reasonably request.

                 SECTION 9: EFFECTIVENESS; CONDITIONS OF LENDING

        The obligation of the Lender to make any Loan is subject to the following conditions precedent (which conditions precedent must be satisfied by no later than April 30, 2000):

        9.1 Documentation. The Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender:

        (a)    each Loan Document;

        (b) certified copies of the Borrower's articles of incorporation and by-laws and long form good standing certificates and, if applicable, tax certificates, for all states where the nature and extent of the business transacted by the Borrower or the ownership of the Borrower's assets makes such qualification necessary;

        (c) certified copies of resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement and the Loan Documents to which the Borrower is a party;

        (d) certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Borrower of the documents referred to in this
               Section 9.1;

        (e) a certificate of the secretary or an assistant secretary of the Borrower certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein);

        (f) a solvency certificate, substantially in the form of Exhibit C, executed by a Responsible Officer of the Borrower executed on behalf of such officer;

        (g) a certificate signed by a Responsible Officer of the Borrower on behalf of the Borrower dated as of the Closing Date, affirming the matters set forth in Section 9.4 as of the Closing Date;

        (h) Lien search results certified by a party acceptable to the Lender, dated a date reasonably near to the Closing Date, listing all effective financing statements that name the Borrower (under its present name and any previous names) as debtor and that are filed in the jurisdictions deemed necessary and appropriate by the Lender, together with (i) copies of such financing statements and (ii) executed copies of proper termination statements, if any, necessary to release all Liens and other rights of any Person described in such financing statements (other than Liens permitted by Section 8.8); and

        (i) the opinion of Borrower's counsel covering such matters as are described on Exhibit D.

        9.2 Payment of Fees. The Borrowers will provide the Lender with evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all fees and expenses of counsel to the Lender.

        9.3 Insurance. The Borrower will provide the Lender with evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 8.4.

        9.4 Compliance with Representations and Warranties, No Default. Both before and after giving effect to the making of the Loans the following statements shall be true and correct:

               (i) the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

               (ii) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

        9.5 Compliance with STEP. The Borrower will provide the Lender with evidence satisfactory to the Lender that the Borrower qualifies for STEP and the State of Illinois has deposited an amount equal to the original principal amount of Term Loan A with the Lender at an interest rate equal to the STEP rate in effect on the Closing Date.

        9.6 Other. The Borrowers will provide the Lender with such other documents or information as the Lender may reasonably request.

                 SECTION 10: EVENTS OF DEFAULT AND THEIR EFFECT

        10.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

        (a) default in the payment of any principal or interest on the Loans when such principal and interest is due or declared due (whether by scheduled maturity, acceleration, demand or otherwise) or other Liabilities remain unpaid for five Business Days after notice to the Borrower;

        (b) any default shall occur under the terms applicable to any indebtedness of the Borrower or any Subsidiary in an aggregate amount (for all such indebtedness so affected) exceeding $5,000,000 and such default shall (i) consist of the failure to pay such indebtedness when due, whether by acceleration or otherwise or (ii) accelerate the maturity of such indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such indebtedness to become due and payable prior to its expressed maturity;

        (c) the Borrower or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Borrower or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 30 days; or the bankruptcy, reorganization, debt arrangement, or other case or proceeding under the bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower or any Subsidiary, and if such case or proceeding is not commenced by the Borrower or such Subsidiary, it is consented to or acquiesced in by the Borrower or such Subsidiary, or remains for 30 days undismissed; or the Borrower or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing;

        (d)    failure by the Borrower to comply with or to perform any covenant
               (i) under Sections 8.2, 8.3, 8.4 and 8.17 and such failure remains unremedied for ten days after the earlier of (A) the Borrower's knowledge of such failure or (B) written notice of such failure by the Lender to the Borrower or (ii) under any other Section of this Agreement or any other Loan Document;

        (e) any representation and warranty made by the Borrower herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower to the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

        (f) final judgments which exceed an aggregate of $5,000,000 shall be rendered against the Borrower or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments;

        (g) (i) institution of any steps by the Borrower or any other Person to terminate a Pension Plan if as a result of such termination the Borrower could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower and the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000; or

        (h)    a Change in Control shall occur.

        10.2 Effect of Event of Default. If any Event of Default described in
Section 10.1(c) shall occur, the Loans (if they have not theretofore terminated) shall immediately terminate and all obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Lender may declare the Loans (if they have not theretofore terminated) to be terminated or declare all obligations hereunder to be due and payable, whereupon the Loans (if they have not theretofore terminated) shall immediately terminate and all obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

                               SECTION 11: GENERAL

        11.1 Waiver; Amendments. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        11.2 Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 11.2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

        11.3 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Lender (including the reasonable fees and charges of counsel for the Lender and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and allocated costs of staff counsel) incurred by the Lender in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Borrower agrees to pay, and to save the Lender harmless from all liability for, any stamp or other taxes (excluding income taxes and franchise taxes based on net income) that may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 11.3 shall survive repayment of the Loans and any termination of this Agreement.

        11.4 Governing Law; Severability. This Agreement shall be a contract made under and governed by the internal laws of the State of Illinois. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the

Borrower and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

        11.5 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        11.6 Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender. If the Lender transfers or assigns any portion of its rights under this Agreement to any Person then the Lender must transfer such corresponding portion of STEP deposits made by the State of Illinois Treasury Department to such assignee or transferee.

        11.7 Indemnification by the Borrower. In consideration of the execution and delivery of this Agreement by the Lender and the agreement to make the Loans under this Agreement, the Borrower hereby agrees to indemnify, exonerate and hold the Lender and each of the officers, directors, employees, Affiliates and agents of the Lender (each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and charges and allocated costs of staff counsel (collectively, the "Indemnified Liabilities"), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to
(i) any tender offer, merger, purchase of stock, purchase of assets (including, without limitation, the Acquisition) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Borrower or any Subsidiary,
(iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Borrower or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of any the Lender Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve the Lender Party from any obligation it may have under this Agreement. All obligations provided for in this Section
11.7 shall survive repayment of the Loans, any foreclosure under, or any modification, release or discharge of any or all of the Loan Documents and any termination of this Agreement.

        11.8 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE

OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.

        11.9 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


            [The remainder of this page intentionally is left blank.]

        Delivered at Chicago, Illinois, as of the day and year first above written.


                                             CABOT MICROELECTRONICS CORPORATION


                                             By
                                                   ----------------------------
                                             Title:


                                             LASALLE BANK NATIONAL ASSOCIATION


                                             By
                                                   ----------------------------
                                             Title: First Vice President

                                  SCHEDULE 11.2

                              ADDRESSES FOR NOTICES


BORROWER

Cabot Microelectronics Corporation
870 Commons Drive
Aurora, Illinois 60504
Attention:
Telephone:
Facsimile:

LENDER

Jeffrey A. Raider
LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Telephone:     (312) 904-2766
Facsimile:     (312) 904-6546

                                    EXHIBIT A

                                  FORM OF NOTE

                                                                          [date]
$[amount]                                                      Chicago, Illinois

         The undersigned, Cabot Microelectronics Corporation, a Delaware corporation (the "Borrower"), for value received, promises to pay to the order of LaSalle Bank National Association, a national banking association (the "Lender"), at the office of the Lender in Chicago, Illinois, in immediately available funds the principal amount of $[amount], such principal amount to be payable on the dates set forth in the Credit Agreement dated as of March 29, 2000 (as amended or otherwise modified from time to time, the "Credit Agreement"), between the Borrower and the Lender.

         The Borrower further promises to pay interest on the unpaid principal amount evidenced by this promissory note (this "Note") from the date of this Note until such indebtedness is paid in full, payable at the rates and at the times set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

         This Note is made under and governed by the internal laws of the State of Illinois without regard to the conflict provisions thereof.

                                     CABOT MICROELECTRONICS CORPORATION


                                     By:
                                        -------------------------------------
                                     Title:

                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE

         Reference is made to the Credit Agreement dated as of March 29, 2000 (as amended or otherwise modified from time to time, the "Credit Agreement"), between Cabot Microelectronics Corporation, a Delaware corporation (the "Borrower"), and LaSalle Bank National Association, a national banking association (the "Lender"). Capitalized terms used in this certificate and not otherwise defined have the meanings assigned to such terms in the Credit Agreement.

         The undersigned certifies to the Lender that he or she is a duly elected, qualified and acting Responsible Officer of the Borrower and further certifies as follows:

         1. Reports. Enclosed herewith is a copy of the [annual audited/quarterly report] of the Borrower as at _____________ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to normal year-end adjustments)] of the Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

         2. Financial Tests. The Borrower hereby certifies and warrants to you that the attached Schedule I contains the true and correct computations required to establish whether the Borrower is in compliance with each of the financial covenants and restrictions set forth in Section 8.6 of the Credit Agreement.

         3. No Event of Default or Unmatured Event of Default. The Borrower hereby certifies that no Event of Default or Unmatured Event of Default has occurred and is continuing[, except: describe the nature of each Event of Default or Unmatured Event of Default, the period of existence thereof and the action taken or proposed to be taken with respect thereto].


Dated:
      -------------------

                                     CABOT MICROELECTRONICS CORPORATION


                                     By:
                                        -------------------------------------
                                     Title:

                                   SCHEDULE 1

                      Schedule 1 to Compliance Certificate
                                  dated as of:

A.       SECTION 8.6(A) - QUICK RATIO:

1.       Cash and Cash Equivalents                                ______________

2.       Accounts Receivable                                      ______________

3.       Item A1 plus item A2                                     ______________

4.       Current Liabilities (including outstanding revolving
         loans under the Revolving Credit Facility)               ______________

5.       Item A3 divided by item A4 (not to be less than
         1.25 to 1.00)                                            ______________

B.       SECTION 8.6(B) - LEVERAGE RATIO:

1.       Funded Debt                                              ______________

2.       Consolidated Net Income (or Loss)                        ______________

3.       Interest Expense                                         ______________

4.       Taxes                                                    ______________

5.       Depreciation                                             ______________

6.       Amortization                                             ______________

7.       Non-cash charges                                         ______________

8.       Items B2 through and including B7                        ______________

9.       Non-Cash Gains                                           ______________

10.      Item B8 minus item B9                                    ______________

11.      Item B1 divided by item B10 (not to be greater
         than 2.25 to 1.00)                                       ______________

C.       SECTION 8.6(C) - INTEREST COVERAGE RATIO:

1.       Item B10 (above) minus items                             ______________
         B5 and B6 and B7 (above)

2.       Item C1 divided by item B3 (above) (not to be less
         than 3.00 to 1.00)                                       ______________

D.       SECTION 8.6(D) - CONSOLIDATED NET INCOME (OR LOSS):

1.       Consolidated Net Income (or Loss) (last quarter)         ______________
         (not to be greater than ($7,500,000))

2.       Consolidated Net Income (or Loss) (penultimate quarter)  ______________

3.       Item D1 plus item D2                                     ______________
         (not to be greater than ($10,000,000))

                                    EXHIBIT C

                          FORM OF SOLVENCY CERTIFICATE

         Reference is made to the Credit Agreement dated as of March 29, 2000 (as amended or otherwise modified from time to time, the "Credit Agreement"), between Cabot Microelectronics Corporation, a Delaware corporation (the "Borrower"), and LaSalle Bank National Association, a national banking association (the "Lender"). Capitalized terms used in this certificate and not otherwise defined have the meanings assigned to such terms in the Credit Agreement.

         The undersigned certifies to the Lender that he or she is a duly elected, qualified and acting Responsible Officer of the Borrower and further certifies as follows:

         1. The Borrower has furnished the undersigned with a true, complete and executed copy of the Credit Agreement as in effect on the date of this certificate, and the undersigned has reviewed the Credit Agreement in its entirety.

         2. The undersigned is familiar with all of the Borrower's business and financial affairs, including, without limitation, all of the matters described in this certificate.

         3. As of the date of this certificate, the Borrower is "solvent," and the Borrower's incurrence of its obligations under the Credit Agreement will not render the Borrower insolvent. For purposes of this certificate, a corporation is "solvent" if:

         (a)      its assets exceed its liabilities;

         (b)      it is able to pay its debts as they mature;

         (c) it owns property with fair salable value (including intangible assets) greater than the amount required to pay its debts; and

         (d) it has capital sufficient to carry on its business as then constituted.


Dated:__________                     CABOT MICROELECTRONICS CORPORATION



                                     By:
                                        ---------------------------------------
                                     Title:

                                   EXHIBIT D

                     MATTERS TO BE COVERED BY LEGAL OPINION

         The Borrower will furnish to the Lender a legal opinion of counsel representing the Borrower dated as of the Closing Date in form and substance satisfactory to Lender to the effect, among other things, that:

- The Borrower's due incorporation, existence and good standing in its state of incorporation.

- The Borrower's due qualification and license to do business in the States of California, Colorado, Illinois, Indiana and Texas and the Commonwealth of Massachusetts.

- The Borrower's requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party and to own or lease and operate the properties it has acquired and to carry on its business, all as described in its constitutive documents.

- The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within its corporate powers and have been duly authorized by all necessary action of the Borrower.

- The Loan Documents to which the Borrower is a party have been duly executed and delivered.

- The Loan Documents to which the Borrower is a party are the legal, valid, binding and enforceable obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

- The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party (i) will not conflict with or violate or constitute a default under (a) the Borrower's constitutive documents, (b) to the knowledge of such counsel after due inquiry, any order, judgment, award, decree, license or authorization of any court or governmental instrumentality, authority, bureau or agency binding on the Borrower, (c) to the knowledge of such counsel after due inquiry, any material financing agreement of the Borrower or (d) any provisions of applicable law and (ii) will not result in or require the creation or imposition of any Lien upon any property of the Borrower.

- The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party do not require any consents of third parties or governmental approvals of the United States or the State of Illinois.

- No pending legal proceeding or threatened litigation against or directly affecting the Borrower.

- The Borrower is not an "investment company" or a company "controlled by" an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

- The Borrower is not a "holding company" or a "subsidiary" of a "holding company" or an "affiliate" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935.

- The transactions contemplated by the Loan Documents do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                                CREDIT AGREEMENT

                           DATED AS OF MARCH 29, 2000,

                                     BETWEEN

                       CABOT MICROELECTRONICS CORPORATION

                                       AND

                        LASALLE BANK NATIONAL ASSOCIATION

                                TABLE OF CONTENTS

                                                                                  Page
SECTION 1:  INTERPRETATION 1
         1.1      Definitions ..................................................     1
         1.2      Computation of Time Periods ..................................     8
         1.3      Accounting Terms .............................................     8
         1.4      Headings and References ......................................     9
         1.5      Construction. ................................................     9

SECTION 2:  CREDIT .............................................................     9
         2.1      Term Loan A ..................................................     9
         2.2      Term Loan B ..................................................     9
         2.3      Various Types of Loans .......................................    10
         2.4      Conversion and Continuation Procedures .......................    10

SECTION 3:  INTEREST; FEES .....................................................    11
         3.1      Interest Rates ...............................................    11
         3.2      Interest Payment Dates .......................................    11
         3.3      Setting and Notice of Eurodollar Rates .......................    11
         3.4      Computation of Interest ......................................    11
         3.5      Closing Fee ..................................................    11

SECTION 4:  PREPAYMENTS ........................................................    12

SECTION 5:  MAKING OF PAYMENTS; SETOFF; TAXES ..................................    12
         5.1      Making of Payments ...........................................    12
         5.2      Application of Certain Payments ..............................    12
         5.3      Due Date Extension ...........................................    12
         5.4      Setoff .......................................................    12
         5.5      Taxes ........................................................    12

SECTION 6:  INCREASED COSTS; SPECIAL PROVISIONS
                    FOR EURODOLLAR LOANS .......................................    13
         6.1      Increased Costs ..............................................    13
         6.2      Basis for Determining Interest Rate Inadequate or Unfair .....    14
         6.3      Changes in Law Rendering Eurodollar Loans Unlawful ...........    14
         6.4      Funding Losses ...............................................    15
         6.5      Right of Lender to Fund through Other Offices ................    15
         6.6      Discretion of Lender as to Manner of Funding .................    15
         6.7      Conclusiveness of Statements; Survival of Provisions .........    15

SECTION 7:  REPRESENTATIONS AND WARRANTIES .....................................    15
         7.1      Organization .................................................    15
         7.2      Authorization; No Conflict ...................................    15
         7.3      Validity and Binding Nature ..................................    16
         7.4      Financial Condition ..........................................    16

         7.5      No Material Adverse Change ...................................    16
         7.6      Litigation and Contingent Liabilities ........................    16
         7.7      Taxes ........................................................    16
         7.8      Information ..................................................    17
         7.9      Solvency .....................................................    17
         7.10     No Default ...................................................    17
         7.11     Use of Proceeds ..............................................    17
         7.12     Subsidiaries .................................................    17
         7.13     Ownership of Properties; Liens ...............................    17
         7.14     Intellectual Property ........................................    17
         7.15     Insurance ....................................................    17
         7.16     Investment Company Act; Public Utility Holding Company Act ...    18
         7.17     Regulation U .................................................    18
         7.18     Securities Matters ...........................................    18
         7.19     Pension and Welfare Plans ....................................    18
         7.20     Environmental Matters. .......................................    19
         7.21     Labor Matters. ...............................................    19
         7.22     Year 2000 Issues .............................................    20
         7.23     Survival of Warranties .......................................    20

SECTION 8:  COVENANTS ..........................................................    20
         8.1      Reports, Certificates and Other Information ..................    20
         8.2      Maintenance of Existence. ....................................    22
         8.3      Compliance with Laws; Payment of Taxes and Liabilities .......    22
         8.4      Maintenance of Insurance .....................................    22
         8.5      Books, Records and Inspections ...............................    22
         8.6      Financial Covenants ..........................................    23
         8.7      Limitations on Indebtedness ..................................    23
         8.8      Liens ........................................................    24
         8.9      Mergers, Consolidations, Sales ...............................    24
         8.10     Inconsistent Agreements; Negative Pledge .....................    25
         8.11     Advances and Other Investments ...............................    25
         8.12     Restricted Payments ..........................................    26
         8.13     Transactions with Affiliates .................................    26
         8.14     Restriction of Amendments to Revolving Credit Facility .......    26
         8.15     Compliance with STEP .........................................    26
         8.16     Use of Proceeds ..............................................    26
         8.17     Employee Benefit Plans .......................................    26
         8.18     Environmental Matters ........................................    26
         8.19     Further Assurances ...........................................    27

SECTION 9:  EFFECTIVENESS; CONDITIONS OF LENDING ...............................    27
         9.1      Documentation ................................................    27
         9.2      Payment of Fees ..............................................    28
         9.3      Insurance ....................................................    28
         9.4      Compliance with Representations and Warranties, No Default ...    28
         9.5      Compliance with STEP .........................................    28

         9.6      Other ........................................................    28

SECTION 10:  EVENTS OF DEFAULT AND THEIR EFFECT ................................    28
         10.1     Events of Default ............................................    28
         10.2     Effect of Event of Default ...................................    30

SECTION 11:  GENERAL ...........................................................    30
         11.1     Waiver; Amendments ...........................................    30
         11.2     Notices ......................................................    30
         11.3     Costs, Expenses and Taxes ....................................    30
         11.4     Governing Law; Severability ..................................    31
         11.5     Counterparts .................................................    31
         11.6     Successors and Assigns .......................................    31
         11.7     Indemnification by the Borrower ..............................    31
         11.8     FORUM SELECTION AND CONSENT TO JURISDICTION ..................    32
         11.9     Waiver of Jury Trial .........................................    32

EXHIBITS

EXHIBIT A         Form of Note

EXHIBIT B         Form of Compliance Certificate

EXHIBIT C         Form of Solvency Certificate

EXHIBIT D         Matters to be Covered by Legal Opinion

SCHEDULES

SCHEDULE 7.6      Litigation and Contingent Liabilities

SCHEDULE 7.14     Intellectual Property

SCHEDULE 7.15     Insurance

SCHEDULE 7.19     Pension and Welfare Plans

SCHEDULE 7.20     Environmental Matters

SCHEDULE 8.7      Existing Indebtedness

SCHEDULE 8.8      Existing Liens

SCHEDULE 8.13     Transactions with Affiliates

SCHEDULE 11.2     Addresses for Notices

                                  SCHEDULES TO
                                CREDIT AGREEMENT
                                 BY AND BETWEEN
                       LASALLE BANK NATIONAL ASSOCIATION,
                                       AND

                       CABOT MICROELECTRONICS CORPORATION



                           DATED AS OF MARCH 31, 2000

                                                   SCHEDULES TO CREDIT AGREEMENT

                                  SCHEDULE 7.6
                                       TO
                                CREDIT AGREEMENT

                                   LITIGATION

         In June 1998, one of Borrower's major competitors, Rodel Inc. ("RODEL"), filed a lawsuit against Cabot Corporation in the United States District Court for the District of Delaware entitled Rodel, Inc. v. Cabot Corporation (Civil Action No 98-352, the "ROBERTS LAWSUIT"). In this lawsuit, Rodel has requested a jury trial and is seeking a permanent injunction and an award of compensatory, punitive, and other damages relating to allegations that Cabot is infringing United States Patent No. 4,959,113 (the "ROBERTS PATENT"), which is owned by an affiliate of Rodel. Cabot filed an answer and counterclaim seeking dismissal of the Roberts Lawsuit with prejudice, a judgment that Cabot is not infringing the Roberts Patent and/or that the Roberts Patent is invalid, and other relief. Cabot subsequently filed a motion for a summary judgment that the Roberts Patent is invalid because all of the claims contained in the patent were not sufficiently different under applicable patent law from subject matter contained in previously granted patents, specifically United States Patents Nos. 4,705,566, 4,956,015 and 4, 929,257, each of which is owned by a third party not affiliated with Rodel, Cabot Corporation or the Borrower. This motion was denied on September 30, 1999 based on the court's finding that there were genuine issues of material fact to be determined at trial. Although the Roberts Lawsuit is presently in the discovery stage and trial is scheduled to begin in November 2000, the trial date has not yet been scheduled. After the ruling on the summary judgment motion, Rodel filed a request for reexamination of the Roberts Patent with the United States Patent and Trademark Office, which was granted on November 12, 1999.

         In April 1999, Rodel commenced a second lawsuit (the "BRANCALEONI LAWSUIT") against Cabot Corporation in the United States District Court for the District of Delaware entitled Rodel, Inc. v. Cabot Corporation (Civil Action No. 99-256). In this lawsuit, Rodel has requested a jury trial and is seeking a permanent injunction and an award of compensatory, punitive and other damages relating to allegations that Cabot Corporation is infringing two other patents owned by an affiliate of Rodel. These two patents are United States patent No. 5,391,258 and United States patent No. 5,476,606 (collectively, the "BRANCALEONI PATENTS"). Cabot has filed an answer and counterclaim to the complaint seeking dismissal of the complaint with prejudice, a judgment that Cabot Corporation is not infringing the Brancaleoni Patents and/or that the Brancaleoni Patents are invalid, and other relief. The Brancaleoni Lawsuit is presently in the discovery stage. Trial is presently scheduled to commence on December 4, 2000. The parties have jointly requested that the court extend this date.

         In the Roberts Lawsuit, the only product that Rodel to date has alleged infringes the Roberts Patent is the Borrower's W2000 slurry, which is used to polish tungsten and which currently accounts for a significant portion of our total revenue. In the Brancaleoni Lawsuit, Rodel has not alleged that any specific product infringes the Brancaleoni Patents; instead, Rodel alleges that our United States Patent No. 5,858,813,

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT

which relates to a CMP polishing slurry for metal surfaces including, among other things, aluminum and copper, is evidence that Cabot Corporation is infringing the Brancaleoni Patents through the manufacture and sales of unspecified products.

         Although Cabot Corporation is the only named defendant in these lawsuits, Borrower has indemnified Cabot Corporation for any and all losses and expenses arising out of this litigation as well as any other litigation arising out of our business.


Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT

                                  SCHEDULE 7.14
                                       TO
                                CREDIT AGREEMENT

                              INTELLECTUAL PROPERTY

The contents of Schedule 7.6 above is hereby incorporated by reference as if such the matters being disclosed therein were set forth in this Schedule 7.14 in its entirety.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT

                                  SCHEDULE 7.15
                                       TO
                                CREDIT AGREEMENT

                                    INSURANCE


An index of the Borrower's existing insurance has been previously provided to the Lender.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT

                                  SCHEDULE 7.19
                                       TO
                                CREDIT AGREEMENT

                            PENSION AND WELFARE PLANS

No exceptions.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT



                                  SCHEDULE 7.20
                                       TO
                                CREDIT AGREEMENT

                                  ENVIRONMENTAL

No exceptions.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT



                                  SCHEDULE 8.7
                                       TO
                                CREDIT AGREEMENT

                             PERMITTED INDEBTEDNESS


None.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT

                                  SCHEDULE 8.8
                                       TO
                                CREDIT AGREEMENT

                                 PERMITTED LIENS

None.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.

                                                   SCHEDULES TO CREDIT AGREEMENT


                                  SCHEDULE 8.13
                                       TO
                                CREDIT AGREEMENT

                          TRANSACTIONS WITH AFFILIATES

The following is an index of the various material agreements entered into by the Borrower in connection with its separation from Cabot Corporation and its emergence as a stand-alone entity:

1. Assumption of Liabilities Agreement dated as of March 28, 2000 by and between Cabot Corporation, Cabot Carbon Ltd., Cabot Specialty Chemicals International Corporation and together with Cabot Carbon and Cabot Microelectronics Corporation.

2. General Assignment Agreement dated as of March 28, 2000 by and between Cabot Corporation, Cabot Carbon Ltd., Cabot Specialty Chemicals International Corporation and together with Cabot Carbon and Cabot Microelectronics Corporation.

3. Master Separation Agreement dated as of March 28, 2000 by and among Cabot Corporation and Certain Subsidiaries of Cabot Corporation and Cabot Microelectronics Corporation.

4. Trademark License Agreement dated as of March 28, 2000 by and between Cabot Corporation and Cabot Microelectronics Corporation.

5. Confidential Disclosure & License Agreement dated as of March 28, 2000 by and between Cabot Corporation and Cabot Microelectronics Corporation.

6. Management Services Agreement dated as of March 28, 2000 by and Between Cabot Corporation and Cabot Microelectronics Corporation.

7. Registration Rights Agreement dated as of March 28, 2000 by and between Cabot Microelectronics Corporation and Cabot Corporation.

8. Initial Public Offering and Distribution Agreement dated as of March 28, 2000 by and between Cabot Corporation and Cabot Microelectronics Corporation.

9. Employee Matters Agreement dated as of March 28, 2000 by and between Cabot Corporation and Cabot Microelectronics Corporation.

10. Tax Sharing Agreement by Cabot Corporation and Cabot Microelectronics Corporation dated as of March 28, 2000


Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. Any matter disclosed or referenced in any schedule to the Credit Agreement shall be deemed to have been disclosed on all other schedules to the Credit Agreement where the applicability of such disclosure is reasonably apparent on its face.